Exhibit 99.1

CONTACT:

Gary A. Harmon

Chief Financial Officer

(706) 876-5851

gary.harmon@dixiegroup.com

THE DIXIE GROUP BOARD AUTHORIZES STOCK REPURCHASE

CHATTANOOGA, Tenn. (August 8, 2007) – The Dixie Group, Inc. (NASDAQ:DXYN) today announced that its Board of Directors has authorized the repurchase of up to $10.0 million of the Company’s outstanding Common Stock.  Any repurchases under the Company’s stock repurchase program may be made in the open market or through private transactions at such times and such prices as management may from time to time determine are appropriate.

Commenting on the stock repurchase authorization, Daniel K. Frierson, chairman and chief executive officer, said, "With this stock repurchase authorization, our management will be in a position to take advantage of market opportunities to enhance shareholder value.  Based on our current stock price, we believe repurchases of the Company's stock represent an excellent investment that should provide long-term value to our shareholders.”

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets and Dixie Home brands.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements.  Such factors include the levels of demand for the products produced by the Company.  Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations.  Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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